Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Announces Non-Cash Charge on Mechanical Drilling Rigs and 2014 Annual
Meeting Matters

HOUSTON, Texas – December 18, 2013 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that it will incur a pretax non-cash charge of approximately $37.8 million (or an estimated $24.0 million after-tax) related to its mechanically powered rig fleet. This charge reflects the recent shift in customer demand away from mechanically powered drilling rigs to electric powered drilling rigs.

This pretax non-cash charge includes $7.9 million from the retirement of 48 of its mechanical drilling rigs and certain spare parts in the fourth quarter of 2013. These rigs are primarily smaller mechanical units with an average horsepower rating of 731.  This pretax non-cash charge also includes $29.9 million associated with the Company’s 55 mechanical rigs that are not currently under contract. Although these 55 rigs remain marketable, the Company has lower expectations with respect to utilization of these rigs due to the industry shift to high-spec drilling rigs, such as our APEX® rigs.

Although some components of the 48 rigs retired may be sold at auction, the Company expects that the majority of the components of these rigs will be transferred to spare parts inventory and be available to support other rigs in the fleet.

The Company also announced today that its Board of Directors has scheduled the Company’s 2014 Annual Meeting of Stockholders for April 17, 2014. The Board has set a record date for the 2014 Meeting of February 20, 2014. Since the 2014 Meeting will occur more than 30 days prior to the anniversary of the Company’s prior Annual Meeting of Stockholders held on June 5, 2013, the Board has set a new deadline for the receipt of shareholder proposals. For business to be properly brought before the 2014 Meeting by any shareholder, and for a nomination of directors to be made by a shareholder, notice must be received by the Company in proper written form, in accordance with the Company’s Second Amended and Restated Bylaws, no later than December 28, 2013.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries have more than 275 marketable land-based drilling rigs and operate primarily in oil and natural gas producing regions in the continental United States, Alaska, and western and northern Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, changes in technology and efficiencies, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.